UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

DATE OF REPORT (Date of earliest event reported): February 28, 2008 (February 22, 2008)

NATIONAL FINANCIAL PARTNERS CORP.

(Exact name of registrant as specified in its charter)

Delaware	001-31781	13-4029115
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

787 Seventh Avenue, 11th Floor New York, New York		10019
(Address of principal executive offices)		(Zip Code)

(212) 301-4000

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(b)       Effective February 22, 2008, National Financial Partners Corp. (the “Company”) and Mr. Robert R. Carter, President of NFP Insurance Services, Inc. (“NFPISI”), a Company subsidiary and licensed insurance agency and insurance marketing organization, entered into an Independent Contractor Personal Services Agreement (the “Agreement”) whereby Mr. Carter will have a new role with the Company. Pursuant to Mr. Carter’s entry into the Agreement, as discussed further below, Mr. Carter will become an independent contractor with the Company and resign as President of NFPISI beginning on April 1, 2008. Mr. Carter’s decision did not involve a disagreement with the Company on any matter relating to the Company’s operations, policies or practices.

(e)        Mr. Carter will continue to have a relationship with the Company through his entry into the Agreement. The Agreement has a term of two years beginning on April 1, 2008, unless otherwise terminated by either Mr. Carter or the Company. Pursuant to the Agreement, Mr. Carter will provide consulting services to the Company for a $400,000 annual fee. Mr. Carter will also earn variable fees for the sourcing of certain business, in a guaranteed amount of $100,000 per year. The variable fees earned shall be offset against such guaranteed amount. In addition, Mr. Carter may receive a one-time supplemental bonus in the amount of $100,000 should Partners Financial (“PF”), one of NFPISI’s membership platforms, achieve certain financial goals in 2008. Equity awards granted to Mr. Carter under the Company’s equity compensation plans will continue to vest during the term of the Agreement.

Mr. Carter is subject to certain confidentiality, non-competition and non-solicitation restrictive covenants pursuant to the Agreement.

Beginning April 1, 2008, Mr. Carter’s titles will be Founding Director of the Company and Chairman Emeritus of PF.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

National Financial Partners Corp. Date: February 28, 2008

By:	/s/ Mark C. Biderman

Name:	Mark C. Biderman
Title:	Executive Vice President and Chief Financial Officer